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Exhibit 99

        SALT LAKE CITY—(BUSINESS WIRE)—Jan. 13, 2004—Fonix® Corp. (OTC BB: FNIX), an international provider of leading speech interface solutions, announced today that it is continuing definitive document preparation, its due diligence review and the process of obtaining regulatory approvals with respect to the previously announced acquisition of the capital stock of LTEL Holdings Corporation (and its LecStar Telecom and Datanet subsidiaries). Fonix management anticipates that, subject to the completion of the matters described above, the acquisition will close by January 30, 2004 or as soon thereafter as circumstances permit.

        "We continue to believe that this transaction offers significant strategic and financial benefits to Fonix, and all parties are working diligently to complete it," said Roger D. Dudley, Executive Vice President and Chief Financial Officer of Fonix.

        Fonix management does not presently anticipate that the financial terms on which the transaction will close will be materially different from those previously announced.

About LecStar Telecom Inc.

        LecStar Telecom Inc. is a rapidly growing Atlanta-based regional provider of integrated communications services to businesses and consumers. LecStar offers a full array of wireline voice, data, long distance and Internet services to business and residential customers throughout BellSouth's Southeastern operating territory. The company is certified by the FCC and nine states—Alabama, Florida, Georgia, Kentucky, Louisiana, Mississippi, North Carolina, South Carolina and Tennessee—as a competitive local exchange carrier to provide regulated local, long distance and international telecommunications services.

About Fonix

        Fonix Corp. provides speech interface solutions for mobile/wireless devices, computer telephony systems, the assistive market, automobiles and everyday consumer devices. Manufacturers and developers incorporate Fonix technology to provide their customers with an easy, convenient and reliable user experience. Visit www.fonix.com for an introduction to Fonix's complete suite of speech solutions, or contact a Fonix representative at 801-553-6600 and say "Sales."

        Statements released by Fonix Corp. that are not purely historical are forward looking within the meaning of the "Safe Harbor" provisions of the Private Securities Litigation Reform Act of 1995, including statements regarding the company's expectations, hopes, intentions and strategies for the future. Forward-looking statements involve risk and uncertainties that may affect the company's business prospects and performance. The company's actual results could differ materially from those in such forward-looking statements. Risk factors include general economic, competitive, governmental and technological factors as discussed in the company's filings with the SEC on Forms 10-K, 10-Q and 8-K. The company does not undertake any responsibility to update the forward-looking statements contained in this release.

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  Exhibit 99